Exhibit 99.2

NEWS RELEASE	Elaine Crowley
FOR IMMEDIATE RELEASE	Chief Financial Officer
(972) 409-1581

Thomas Melito
Director — Treasury
(972) 409-1527

Michaels Stores, Inc. Names John B. Menzer, Former Wal-Mart Executive, as New CEO

IRVING, Texas — March 9, 2009 — Michaels Stores, Inc., the world’s largest specialty retailer of arts, crafts, framing, floral, wall décor, and seasonal merchandise for the hobbyist and do-it-yourself home decorator, today announced that John B. Menzer, a highly accomplished retail industry executive with previous experience in the arts and crafts category, has been appointed the company’s new Chief Executive Officer.  Menzer most recently served as Vice Chairman and Chief Administrative Officer of Wal-Mart Stores, Inc. and previously as President and CEO of Wal-Mart International.  Simultaneously, the company announced that Brian C. Cornell has resigned his position as Michaels Stores Chief Executive Officer to take a position at another retailer.  Following a transition period, the leadership changes are expected to take place in early April, but no later than April 15, 2009.

“I am excited to be joining Michaels, an outstanding company that has great potential to expand its position as the market leader in the arts and crafts industry,” said Menzer, who was a senior executive in the arts and crafts industry for 10 years prior to joining Wal-Mart.  “I look forward to joining a best-in-class leadership team and helping take our company to the next level.”

Menzer was one of the key architects of Wal-Mart’s extraordinary growth and global expansion, during a 12-year tenure that began as the company’s chief financial officer.  Prior to joining Wal-Mart, Menzer served as President of Ben Franklin Retail Stores, an arts and crafts / general merchandise wholesaler and retailer.  Menzer currently serves on the Board of Directors of Emerson Electric Co.

“We are very pleased to welcome John Menzer to Michaels, and back to the arts and crafts industry,” said Michael Chae of The Blackstone Group and Matt Levin of Bain Capital in a joint statement.  “John is a world-class retail executive who has been instrumental in driving significant growth in the businesses he has been responsible for, and is an outstanding leader with a proven track record.  We are grateful to Brian Cornell for his significant contributions to Michaels during his tenure, and especially for helping to nurture and build a world class management team that we are confident will be great partners with John in the next phase of Michaels’ expansion.”  Bain Capital and The Blackstone Group are leading private equity firms that together control Michaels Stores.

“I have thoroughly enjoyed my time at Michaels, especially getting to work with such a talented team that I believe will continue to lead the company to new heights,” said Cornell, who has accepted a position as Chief Executive Officer of Sam’s Club.  “I am extremely proud to have led this organization and proud of the progress we have made together.”

8000 BENT BRANCH DRIVE • IRVING, TEXAS 75063

(972) 409-1300

Michaels Stores, Inc. is North America’s largest specialty retailer of arts, crafts, framing, floral, wall décor, and seasonal merchandise for the hobbyist and do-it-yourself home decorator.  As of March 9, 2009, the Company owns and operates 1,014 Michaels stores in 49 states and Canada, and 163 Aaron Brothers stores.

This press release is also available on the Michaels Stores, Inc. website (www.michaels.com).